2011 Second Quarter Financial Summary



UNITED DEVELOPMENT FUNDING

Letter From the Board of Directors

We are pleased to report the 2011 second quarter financial results for United Development Funding III, L.P. ("UDF III").

Our portfolio continues to perform well, led primarily by our holdings in Texas. As of June 30, 2011, we have funded an aggregate of 60 loans (including 29 that have been repaid in full), totaling approximately $474.6 million. We have approximately 96% of our outstanding loan balances secured by development projects in Texas, 3% in Colorado, and 1% in Arizona.

Earnings for the six month period ending June 30, 2011 were $1.14 per unit compared to $1.06 per unit for the period ending June 30, 2010, an increase of approximately 7.5%.



For more information contact our Investor Services Department at 800-859-9338 or visit www.udfonline.com

United Development Funding III

We are pleased with the continued performance of our portfolio to date as we have continued to execute on our underwriting – investing in those homebuilding markets in the country that demonstrate affordable and stable home prices, balanced supply (and low foreclosures), strong demand fundamentals and strong economies. We believe the housing recovery will continue to be regional in its early stages and will be led by balanced, affordable housing markets with strong economies and strong fundamental drivers of new home demand, including job growth and consumer confidence. Today, these markets are principally located in the state of Texas, which is leading the economic recovery.

A June 21, 2011 article in USA Today stated Texas has now become the nation's second-largest economy, surpassing New York, with more than $1 trillion in annual economic GDP output, citing data released by the Bureau of Economic Analysis. According to the United States Department of Labor, Texas added approximately 222,000 jobs in the 12 months ended June 2011, which was the largest year-over-year increase of any state in the country. Furthermore, more than 32,000 of those Texas jobs were created in the construction sector, even as the other 49 states suffered a net loss of more than 19,000 construction jobs.

New home sales are greater than new home starts in Texas markets, indicating that homebuilders in Texas continue to focus on preserving a balance between new home demand and new home supply. Inventories of finished new homes and total new housing (finished vacant, under construction and model homes) are generally healthy and balanced in all major Texas markets, and we believe that the demand fundamentals (job growth, population growth, household formation, and consumer confidence) are stronger in these markets than elsewhere in the country.

Accentuating Texas' job creation, the cover story of the July 26, 2011 edition of the USA Today featured the headline, "Need a Job? Move to Texas" and pointed out that, in the two years since the end of the national recession, Texas had created approximately half of the total jobs created in the country. In further correlation, Texas' regional consumer confidence index is more than 20 points higher than the national index, reflecting the higher level of optimism Texas consumers feel about their finances and ability to spend.

At UDF, we believe Texas will continue to lead the nation in the broader economic recovery, housing recovery, and job growth – to the benefit of our clients and portfolio. According to the Dallas Federal Reserve, Texas Leading Index stands at an August reading that remains higher than any time in 2009 and 2010. We continue to monitor the other largest homebuilding markets in the country, evaluating their fundamentals with the expectation of entering those markets as their respective housing inventories return to equilibrium and demand fundamentals are restored.

We intend to continue to manage our portfolio while maintaining liquidity, protecting asset value and maximizing earnings. We thank you for your investment and continued support, and we look forward to updating you in future quarters.



Photo for illustrative purposes only. Property pictured is not owned by or to be acquired by UDF III.

Sincerely, UMT Services, Inc. Board of Directors

TODD F. ETTER

HOLLIS M. GREENLAW

MICHAEL K. WILSON

Q2 2011 Financial Statements

United Development Funding III, L.P.

(As of and for the second quarter ending June 30, 2011)

Balance Sheets

Assets	June 30, 2011 (Unaudited)	December 31, 2010 (Audited)
Cash and cash equivalents	$ 646,681	$ 815,192
Restricted cash	1,510,691	1,502,849
Accrued interest receivable	6,586,451	5,833,025
Accrued interest receivable – related party	6,560,166	2,326,569
Mortgage notes receivable, net	229,689,995	220,804,130
Mortgage notes receivable – related party	51,009,825	54,622,666
Participation interest – related party	57,885,928	57,851,492
Other assets	129,493	245,349
Total assets	$ 354,019,230	$ 344,001,272
Liabilities and Partners' Capital Liabilities:		
Accounts payable	$ 146,710	$ 175,780
Accrued liabilities	83,342	164,940
Accrued liabilities – related party	4,257,162	3,678,858
Distributions payable	3,587,667	2,983,217
Line-of-credit	15,000,000	15,000,000
Total liabilities	23,074,881	22,002,795
Commitments and contingencies		
Partners' Capital Limited partners' capital: 22,500,000 units authorized; 18,057,546 units issued and outstanding at June 30, 2011 and 17,782,909 units issued and outstanding at December 31, 2010	330,544,285	321,918,625
General partner's capital	400,064	79,852
Total partners' capital	330,944,349	321,998,477
Total liabilities and partners' capital	$ 354,019,230	$ 344,001,272

Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
Revenues:	2011	2010	2011	2010
Interest income	$ 8,555,089	$ 7,992,946	$ 16,980,142	$ 15,691,949
Interest income - related party	3,680,693	3,537,853	7,380,126	7,135,508
Credit enhancement fees - related party	164,824	11,219	328,861	22,315
Mortgage and transaction service revenues	511,005	441,108	983,233	857,824
Total revenues	12,911,611	11,983,126	25,672,362	23,707,596
Expenses:				
Interest expense	373,973	373,973	743,836	743,836
Loan loss reserve	126,222	116,738	249,274	231,566
General and administrative	935,335	1,126,952	1,802,734	2,110,662
Total expenses	1,435,530	1,617,663	2,795,844	3,086,064
Net income	$ 11,476,081	$ 10,365,463	$ 22,876,518	$ 20,621,532
Earnings allocated to limited partners	$ 10,284,824	$ 9,289,492	$ 20,501,856	$ 18,480,945
Earnings per limited partnership unit, basic and diluted	$ 0.57	$ 0.53	$ 1.14	$ 1.06
Weighted average limited partnership units outstanding	17,976,682	17,421,698	17,909,011	17,355,861
Distributions per weighted average limited partnership units outstanding	$ 0.49	$ 0.50	$ 0.97	$ 0.97

Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,	
Operating Activities	2011	2010
Net income	$ 22,876,518	$ 20,621,532
Adjustments to reconcile net income to net cash provided by operating activities:		
Provision for loan losses	249,274	231,566
Amortization	80,269	224,884
Changes in operating assets and liabilities:		
Accrued interest receivable	(753,426)	3,065,767
Accrued interest receivable - related party	(4,233,597)	(4,260,875)
Other assets	35,587	(167,542)
Accounts payable	(29,070)	(4,108)
Accrued liabilities	(81,598)	1,683
Accrued liabilities - related party	578,304	168,801
Net cash provided by operating activities	18,722,261	19,881,708
Investing Activities		
Investments in mortgage notes receivable	(22,277,114)	(20,373,119)
Investments in mortgage notes receivable - related party	(2,309,995)	(2,992,528)
Investments in participation interest - related party	(109,242)	(806,500)
Receipts from mortgage notes receivable	13,141,975	6,606,128
Receipts from mortgage notes receivable - related party	5,922,836	1,472,464
Receipts from participation interest - related party	74,806	4,777,994
Restricted cash	(7,842)	(11,544)
Net cash used in investing activities	(5,564,576)	(11,327,105)
Financing Activities		
Limited partner contributions	-	6,341
Limited partner distributions	(17,369,053)	(16,831,052)
Limited partner distribution reinvestment	5,492,858	5,869,353
Limited partner redemptions	-	(481,352)
General partner distributions	(1,450,001)	(846,048)
Net cash used in financing activities	(13,326,196)	(12,282,758)
Net decrease in cash and cash equivalents	(168,511)	(3,728,155)
Cash and cash equivalents at beginning of period	815,192	5,563,407
Cash and cash equivalents at end of period	$ 646,681	$ 1,835,252

The United Development Funding Building
1301 Municipal Way, Suite 100
Grapevine, Texas 76051
800-859-9338

www.udfonline.com

FIRST CLASS
PRESORT
US POSTAGE
PAID
PERMIT No. 18
ADDISON, TX

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all of the information and note disclosures required by generally accepted accounting principles (GAAP) for complete financial statements. The financial statements include all adjustments (of a normal recurring nature) considered necessary to present fairly our financial position as of June 30, 2011, our operating results for the three months and six months ended June 30, 2011 and 2010, and cash flows for the six months ended June 30, 2011 and 2010. A copy of the Company's Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov, or by visiting www.udfonline.com, or by written request to the Company at its corporate headquarters.

This quarterly report summary contains forward-looking statements, including discussion and analysis of financial condition of United Development Funding III, L.P. or UDF III, L.P. (which may be referred to as the "Company," "we," "us," or "our"). These forward-looking statements are not historical facts but are the intent, belief or current expectations of management based on their knowledge of the business and industry. Words such as "may," "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "would," "could," "should," and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

United Development Funding III



UNITED DEVELOPMENT FUNDING



2011 Second Quarter Financial Summary